Exhibit (d)(1)(i)

1290 FUNDS

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, effective as of July 31, 2020 (“Amendment No. 1”) to the Amended and Restated Investment Advisory Agreement, dated as of July 16, 2020 (the “Agreement”), between 1290 Funds, a Delaware statutory trust (the “Trust”), and Equitable Investment Management Group, LLC, a limited liability company organized in the State of Delaware (“Adviser”).

The Trust and the Adviser agree to modify and amend the Agreement as follows:

1.

Removed Funds. Pursuant to a Plan of Liquidation and Termination, all references to the 1290 Convertible Securities Fund, 1290 Global Talents Fund and 1290 Low Volatility Global Equity Fund are hereby removed from the Agreement

2.

Appendix A: Appendix A to the Agreement, which sets forth the Funds of the Trust for which the Adviser is appointed investment adviser is hereby replaced in its entirety by Appendix A attached hereto; and

3.	Appendix B: Appendix B to the Agreement, which sets forth the fees payable to the Adviser with respect to each Fund is hereby replaced in its entirety by Appendix B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

1290 FUNDS		EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Michal Levy
	Brian Walsh		Michal Levy
	Chief Financial Officer and		Director, Chief Operating Officer
	Treasurer		and Senior Vice President

APPENDIX A

AMENDMENT NO. 1 TO

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Funds

1290 Diversified Bond Fund

1290 DoubleLine Dynamic Allocation Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

1290 Retirement 2020 Fund

1290 Retirement 2025 Fund

1290 Retirement 2030 Fund

1290 Retirement 2035 Fund

1290 Retirement 2040 Fund

1290 Retirement 2045 Fund

1290 Retirement 2050 Fund

1290 Retirement 2055 Fund

1290 Retirement 2060 Fund

APPENDIX B

AMENDMENT NO. 1 TO

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

The Trust will pay the Adviser, on a monthly basis, compensation computed and accrued daily at an annual rate equal to the following:

	(as a percentage of net assets)
Fund	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
1290 GAMCO Small/Mid Cap Value	0.750%	0.700%	0.675%	0.650%	0.625%
1290 DoubleLine Dynamic Allocation	0.750%	0.700%	0.675%	0.650%	0.625%
1290 SmartBeta Equity	0.700%	0.650%	0.625%	0.600%	0.575%

	(as a percentage of net assets)
Fund	First $4 Billion	Next $4 Billion	Thereafter
1290 High Yield Bond	0.600%	0.580%	0.560%
1290 Diversified Bond	0.600%	0.580%	0.560%

	(as a percentage of net assets)
Fund	First $4 Billion	Next $4 Billion	Next $2 Billion	Thereafter
1290 Multi-Alternative Strategies	0.500%	0.490%	0.480%	0.470%

(as a percentage of net assets)
Fund
1290 Retirement 2020 Fund	0.500%
1290 Retirement 2025 Fund	0.500%
1290 Retirement 2030 Fund	0.500%
1290 Retirement 2035 Fund	0.500%
1290 Retirement 2040 Fund	0.500%
1290 Retirement 2045 Fund	0.500%
1290 Retirement 2050 Fund	0.500%
1290 Retirement 2055 Fund	0.500%
1290 Retirement 2060 Fund	0.500%